For the semi annual period ended

(a)  10/31/96 File number (c)

  811-6047

(b)  SUB-ITEM 770
EXHIBITS Transactions
Effected Pursuant
to Rule 10f-3 1.          Name of Issuer
       Sterling Commerce

2.   Date of Purchase
 3/8/96

3.Number of securities Purchased
19,200
4.Dollar Amount of
Purchase
$460,800

5.   Price Per Unit
 $24.00

6.   Name(s) of Underwriter(s) or
Dealer(s)
     From whom Purchased
       Alex Brown
7.   Other Members of the
Underwriting Syndicate
       Alex, Brown & Sons
Incorporated
       CS First Boston Corporation
       Donaldson, Lufkin & Jenrette Securities Corporation
       Merrill Lynch, Pierce, Fenner,& Smith Incorporated
       Goldman Sachs & Co.
       Morgan Stanley &
       Co.Inc Bear Stearns&
       Co. Inc. Lehman
       Brothers Inc.
Prudential Securities
Incorporated Salomon
Brothers Inc.
       Smith Barney Inc.
       Dean Witter Reynolds Inc. The Chicago
       Corporation Oppenheimer & Co., Inc.
       PaineWebber Incorporated Cowen &
       Company
       Needham & Company, Inc. The Ohio
       Company Hambrecht & Quist LLC Lazard
       Freres & Co. LLC
Robertson, Stephens & Company, L.P. Schroeder
Wertheim & Co.
Inc.
       First Southwest Company Dillion Reed & Co.
       Inc. A.G.  Edwards & Sons, Inc. Montgomery
       Securities
Principal Financial Securities, Inc. Punk, Ziegel
& Knoell
 Soundview Financial Group, Inc. Utterburg Harris
       Volpe, welty & Co. Wessels, Arnold &
   Henderson
       Friedman, Billings, Ramsey & Co., Inc.
       Hoak Securities Corp.
  Kaufman Bros., LP
       C.L. King &
       Associates
       Southwest
       Securities
       Inc. Van
       Kasper &
       Company
William K. Woodruff & Company Inc.